Exhibit 99.(m)

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

AMENDED AND RESTATED

PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

Class II Shares

WHEREAS, The Universal Institutional Funds, Inc. (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the “Portfolios”) and each Portfolio may be divided into multiple separate classes including Class II; and

WHEREAS, the Directors of the Fund have determined that there is a reasonable likelihood that the following Plan of Distribution will benefit Class II of each Portfolio and its shareholders; and

WHEREAS, the Fund and Morgan Stanley Distribution, Inc. (the “Distributor”) have entered into a Distribution Agreement pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of shares of each Portfolio of the Fund; and

WHEREAS, the Fund adopted a Plan of Distribution pursuant to Rule 12b-1 effective June 6, 2002 and an Amended and Restated Plan of Distribution effective April 29, 2005, and this Amended and Restated Plan of Distribution amends and restates in its entirety such Amended and Restated Plan of Distribution to reflect the current rate of distribution payments to be paid to the Distributor under this Plan.

NOW THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Amended and Restated Plan of Distribution pursuant to Rule 12b-1 (the “Plan”) on the following terms and conditions with respect to Class II of each Portfolio of the Fund:

1. Each Portfolio shall pay monthly to the Distributor an amount equal to a payment at the annual rate of up to 0.25% of the average net assets of the Portfolio, attributable to its Class II shares during the month. Such amount shall be paid to compensate the Distributor for remittance to insurance companies which offer the Fund as an investment option. These payments are intended to compensate insurance companies for distribution and/or administrative related expenses incurred or paid in connection with the distribution of Class II shares of each Portfolio. These costs include, but are not limited to, education of agents concerning the Portfolios, compensation of agents, and servicing contract owners.

2. This Plan shall not take effect, with respect to a Portfolio, until it has been approved, together with any related agreements, by votes of a majority of the Board of Directors of the Fund and of the Directors who are not “interested persons” of the Fund (as defined in the 1940 Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Directors”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

3. This Plan shall continue, with respect to a Portfolio, until May 1, 2016 and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2 hereof.

4. The Distributor shall provide to the Directors of the Fund and the Directors shall review, at least quarterly, a written report of the amounts so expended with respect to each Portfolio and the purposes for which such expenditures were made.

5. This Plan may be terminated at any time with respect to Class II of any Portfolio by the vote of a majority of the Rule 12b-1 Directors, or by the vote of a majority of the outstanding voting securities of Class II of the Portfolio.

6. This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class II shares of the Portfolio, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 2 hereof.

7. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

8. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

9. This Plan only relates to Class II of each Portfolio and the fees determined in accordance with paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class II shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this document as of the day and year set forth below in New York, New York.

Dated:  As of May 1, 2015

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:
Name:
Title:

Attest:
Name:
Title:

MORGAN STANLEY DISTRIBUTION, INC.

By:
Name:
Title:

Attest:
Name:
Title: